Exhibit 10.30
FRONTIER COMMUNICATIONS CORPORATION

NON-EMPLOYEE DIRECTORS’ COMPENSATION SUMMARY

(Effective October 1, 2010)

QUARTERLY RETAINER FEE

Each non-employee director will receive an annual retainer consisting of the following:

(1)	$75,000 in cash, which the non-employee director may elect to receive in the form of stock units; and
(2)	$75,000 in the form of stock units;

in each case payable in quarterly installments as of the first business day of each calendar quarter.

QUARTERLY STIPENDS

Each Committee Chair and the Lead Director will also receive quarterly stipends as follows:

Non-Employee Director Stipends	Quarterly	Annualized
Lead Director	$5,000	$20,000
Audit Committee Chair	$5,000	$20,000
Compensation Committee Chair	$5,000	$20,000
Nominating and Corporate Governance Committee Chair	$2,500	$10,000
Retirement Plan Committee Chair	$1,875	$ 7,500

Stipends are paid on the last business day of the calendar quarter in which they were earned.

Each non-employee director may elect to receive stipends, when applicable, in cash or stock units.

VALUATION OF STOCK UNITS

Retainer/Stipends:  The number of units to be awarded to a director is determined as follows:

The cash value of the retainer and/or stipends payable to the director are divided by 85% of the Fair Market Value (the closing price) of the Company’s common stock on the date the retainer or stipends were earned.

Dividends:  As of the date of any payment of a stock dividend or stock split by the Company, a director’s Stock Unit Account will be credited with Stock Units equal to the number of shares of Common Stock (including fractional share entitlements) which are payable by the Company with respect to the number of shares (including fractional share entitlements) equal to the number of Stock Units credited to the director’s Stock Unit Account on the record date for such stock dividend or stock split.  As of the date of any dividend in cash or property or other distribution payable to holders of Common Stock, the director’s Stock Unit Account shall be credited with additional Stock Units equal to the number of shares of Common Stock (including fractional share entitlements) that could have been purchased at the Fair Market Value as of such payment date with the amount which would have been received as a dividend or distribution on the number of shares (including fractional share entitlements) equal to the Stock Units credited to the director’s Stock Unit Account as of the record date.

ELECTION RULES AND PROCEDURES

Each director must elect by December 31 of the preceding year (or within 30 days after the individual becomes a director, in which case the election shall be effective only with respect to amounts that are earned for services performed after the date the election is delivered) whether he or she will receive the cash portion of his or her annual retainer and stipends in cash or stock units.  All elections made are irrevocable.

DISTRIBUTION UPON TERMINATION OF SERVICE

Upon termination of service as a director, a director’s stock unit account shall be paid out in the form of cash (valuing each stock unit at the Fair Market Value (the closing price) of a share of the Company’s common stock on the termination date) or Company common stock, at the election of the director (one share of common stock shall be distributed for each stock unit in the director’s stock unit account).  Absent a valid election, stock units shall be paid out in common stock.